UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 30, 2008

ANGELICA CORPORATION
(Exact name of Company as specified in its charter)

Missouri	1-5674	43-0905260
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

424 South Woods Mill Road
Chesterfield, Missouri	63017-3406
(Address of principal executive offices)	(Zip Code)

(314) 854-3800
(Company's telephone number, including area code)

Not applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)            Effective January 30, 2008, the Compensation and Organization Committee of the Board of Directors of Angelica Corporation (the “Company”) established performance standards under the Company’s Long-Term Incentive Program for the 2008-2010 performance period.  The Compensation and Organization Committee also designated that the award for the 2008-2010 performance period, as and when earned under the terms set forth in the cash award agreement, will be paid in cash.  The awards for the 2008-2010 performance period are designed to place increased emphasis on retaining the named executive officers and other participants in this program at least through an appropriate transition period after the occurrence of a change of control transaction involving the Company, which is reflected in the provisions of the cash award agreements governing the earning of the cash incentive awards in the event of a change of control.

Under this program, executive officers will receive cash incentive awards after the completion of the performance period if certain pre-established levels of performance under designated criteria are met or exceeded during the last fiscal year in the performance period.  The  financial performance criteria under the program for the 2008-2010 performance period is earnings per share.  The maximum incentive award for Mr. O’Hara was set at 80% of his current base salary and the maximum incentive award for each of the other named executive officers is 50% of their respective base salaries for fiscal 2008.

The named executive officer will earn the maximum cash incentive award by achieving earnings per share for fiscal 2010 at or above the performance level established for the maximum award by the Compensation and Organization Committee.  The named executive officer will earn a cash incentive award equal to one-third of the maximum cash incentive award upon achievement of the earnings per share amount established as the threshold amount to earn a cash incentive award for the 2008-2010 performance period. The Compensation and Organization Committee has also established an earnings per share amount between the earnings per share amounts established for the threshold and maximum incentive awards which, if achieved, will result in a cash incentive award equal to two-thirds of the maximum cash incentive award.  If the actual earnings per share for fiscal 2010 is between these performance levels, the amount of the cash incentive award earned by the named executive officer will be prorated based upon the percentage of the award earned relative to the two closest performance levels between which the actual earnings per share fall.  The balance of the maximum cash incentive award not earned will be forfeited by the named executive officer.

If during the 2008-2010 performance period, the named executive officer dies, is deemed totally and permanently disabled or, during the final 18 months of the performance period, the named executive officer’s employment with the Company is terminated by the Company without cause (as defined in the Long-Term Incentive Program’s cash award agreement), the named executive officer will be eligible to be paid a pro rata portion of the cash incentive award actually earned based upon the number of days during the performance period that the named executive officer was employed by the Company.  If: (a) the named executive officer voluntarily terminates his or her employment with the Company; (b) the Company terminates the named executive officer’s employment for cause; or (c) the named executive officer is terminated by the Company without cause in the first 18 months of the performance period (except in the case of a change of control), none of the cash incentive award will be earned by the named executive officer and the Company will have no obligation to pay any portion of the award.

In the event that a change of control (as defined in the Long-Term Incentive Program’s cash award agreement) occurs while a named executive officer is employed during the 2008-2010 performance period, the named executive officer will earn his maximum cash incentive award as of the earlier of: (i) the date that is one year following the effective date of the change of control; (ii) the date upon which the named executive officer’s employment is terminated by the Company for any reason other than cause; or (iii) the date upon which the named executive officer’s employment with the Company terminates by reason of the named executive officer’s death or disability, and, in the case of termination of employment due to disability, the termination is deemed to be a “separation from service” as defined in Section 409A of the Internal Revenue Code and the regulations promulgated thereunder.  If during the one year period following a change of control, (y) the named executive officer voluntarily terminates his employment with the Company; or (z) the Company terminates the named executive officer’s employment with the Company for cause, none of the cash incentive award will be earned by the named executive officer and the Company will have no obligation to pay any portion of the award.

For the 2008-2010 performance period, the maximum cash incentive awards that the named executive officers may earn (upon achievement of the maximum level of earnings per share in fiscal 2010) is as follows:  Stephen M. O’Hara, $340,000; John S. Olbrych, $132,500; Steven L. Frey, $110,000; and James W. Shaffer, $102,500.

Item 9.01             Financial Statements and Exhibits.

(d)  The following exhibits have been filed herewith:

10.1                       Form of Long-Term Incentive Program Cash Award Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  February 5, 2008

ANGELICA CORPORATION

By:	/s/ Steven L. Frey
Steven L. Frey
Vice President, General Counsel and Secretary